Exhibit 99.1

HOVNANIAN ENTERPRISES, INC.		News Release

Contact:	J. Larry Sorsby	Jeffrey T. O’Keefe
	Executive Vice President & CFO	Vice President, Investor Relations
	732-747-7800	732-747-7800
Hovnanian Enterprises Announces Private Debt Exchange Offers for Certain of its Debt Securities
RED BANK, NJ, September 28, 2011 — Hovnanian Enterprises, Inc. (NYSE: HOV) (the “Company”) announced today the commencement of private offers to exchange the senior notes listed in the table below (collectively, the “Senior Notes”) for up to $220 million of new 2.00% Senior Secured Notes due 2021 (the “New Secured Notes”) to be issued in a private placement by K. Hovnanian Enterprises, Inc., a wholly-owned subsidiary of the Company (“K. Hovnanian”), and to be guaranteed by the Company and substantially all of its restricted subsidiaries. The New Secured Notes will be secured by a first-priority lien on the assets of certain subsidiaries that are “unrestricted subsidiaries” under the Company’s existing indentures. The assets of these subsidiaries, which are not collateral for the Company’s existing secured indebtedness, include funds that were permitted to be contributed to these subsidiaries for investment in land and lots, and that are included in the Company’s consolidated cash, but are not collateral for the Company’s existing secured indebtedness.
The private offer is being made as part of the Company’s continuing efforts to reduce its borrowing costs and improve its balance sheet in light of challenging homebuilding market conditions. These efforts may also include the repurchase of additional bonds for which the Company has approximately $175 million of capacity remaining under applicable debt covenants.
The table below lists the series of Senior Notes that are the subject of the exchange offers.

			For each $1,000 Principal Amount of
			Senior Notes Exchanged, Consideration in
			Principal Amount of
			2.00% Senior Secured Notes due 2021:*
			Total	Exchange
			Consideration if	Consideration if
			Tender Occurs	Tender Occurs
		Outstanding	Prior to or on the	After the Early	Acceptance
K. Hovnanian Enterprises, Inc. Senior		Principal Amount (in	Early Tender and	Tender and	Priority
Notes to be Exchanged	CUSIP No.	millions)	Consent Time	Consent Time	Level*
Any and All Tender Notes
11 7/8% Senior Notes due 2015 ( the “Any and All Tender Notes”)	442488BK7	$137.6	100.0%	95.0%	N/A
Partial Tender Notes
6 1/2% Senior Notes due 2014	442488AQ5	$53.4	100.0%	95.0%	1
6 3/8% Senior Notes due 2014	442488AS1	$29.2	100.0%	95.0%	2
6 1/4% Senior Notes due 2015	442488AU6	$52.7	100.0%	95.0%	3
6 1/4% Senior Notes due 2016	442488AY8	$173.2	100.0%	95.0%	4
7 1/2% Senior Notes due 2016	442488AZ5	$172.3	100.0%	95.0%	5
8 5/8% Senior Notes due 2017	442488BA9	$195.9	100.0%	95.0%	6

*	K. Hovnanian will not accept any tender of Senior Notes that would result in the issuance of less than $2,000 principal amount of New Secured Notes.
K. Hovnanian is offering to exchange (i) any and all of its outstanding 11 7/8% Senior Notes due 2015 (the “Any and All Tender Notes”), and (ii) in accordance with the applicable “Acceptance Priority Level,” all or a portion of the other Senior Notes listed in the table above (collectively, the “Partial Tender Notes”), in each case, validly tendered for exchange and accepted, to the extent of the applicable maximum new issuance amount. The maximum new issuance amount shall either be (i) $195.0 million, in the event that more than 50% of the outstanding aggregate principal amount of the Any and All Tender Notes is tendered for exchange; or (ii) $220.0 million, in the event that 50% or less of the outstanding aggregate principal amount of the Any and All Tender Notes is tendered for exchange. K. Hovnanian will accept for exchange any and all of the Any and All Tender Notes validly tendered (and not validly withdrawn) in the applicable Exchange Offer. The aggregate principal amount of each issue of Partial Tender Notes that is exchanged for New Secured Notes in the exchange offer will be determined in accordance with the “Acceptance Priority Level” set forth above, with Level 1 being the highest priority. After K. Hovnanian has accepted all Senior Notes properly tendered (and not validly withdrawn) having a higher Acceptance Priority Level than a particular issue of Senior Notes, if the remaining portion of the Maximum New Issuance Amount is adequate to accept for exchange some but not all of that particular issue of Senior Notes, then K. Hovnanian will accept for exchange only a portion of the Partial Tender Notes of that Issue on a pro rata basis among the tendering holders.
In conjunction with the exchange offer, K. Hovnanian is soliciting, for no consideration, from holders of the Any and All Tender Notes consents to certain proposed amendments to the indenture governing the Any and All Tender Notes to eliminate substantially all of the restrictive covenants and certain of the default provisions contained in such indenture.
The exchange offers and consent solicitation are subject to certain conditions; however, they are not conditioned on a minimum principal amount of Senior Notes being tendered or the issuance of a minimum principal amount of New Secured Notes. The consummation of the exchange offers is not conditioned upon the consummation of the consent solicitation in respect of the Any and All Tender Notes.
The exchange offers will expire at 11:59 p.m., New York City time, on October 26, 2011, unless extended or earlier terminated (the “Expiration Time”). Holders of Senior Notes that properly tender and do not validly withdraw their Senior Notes prior to or on the Early Tender and Consent Time, which is 5:00 p.m., New York City time, on October 12, 2011, unless extended, and whose Senior Notes are accepted for exchange will receive the Total Consideration set out in the table above. Holders of Senior Notes who properly tender their Senior Notes after the Early Tender and Consent Time and on or before the Expiration Time and whose Senior Notes are accepted for exchange will receive the Exchange Consideration set out in the table above. In addition, accrued and unpaid interest up to, but not including, the settlement date will be paid in cash on all properly tendered and accepted Senior Notes.
The exchange offers are being made within the United States only to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. investors pursuant to Regulation S under the Securities Act. The New Secured Notes to be offered have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy Senior Notes or New Secured Notes in any jurisdiction in which such an offer or sale would be unlawful.
K. Hovnanian’s obligation to accept any Senior Notes tendered and to pay the applicable consideration for them is set forth solely in the Confidential Offering Memorandum and Consent Solicitation Statement (the “Offering Memorandum”) relating to the exchange offers and consent solicitation and the accompanying Consent and Letter of Transmittal. Documents relating to the exchange offers will only be distributed to holders of Senior Notes who complete a letter of eligibility confirming that they are within the category of eligible holders for the exchange offer. Copies of the eligibility letter are available to holders of the Senior Notes through the information agent, Global Bondholder Services Corporation, at (866) 389-1500 (toll free) or (212) 430-3774 (collect). The exchange offers are made only by, and pursuant to, the terms set forth in the Offering Memorandum, and the information in this press release is qualified by reference to the Offering Memorandum and the accompanying Letter of Transmittal. Subject to applicable law, K. Hovnanian may amend, extend or terminate the exchange offers and the consent solicitation. ***
About Hovnanian Enterprises
®Hovnanian Enterprises, Inc., founded in 1959 by Kevork S. Hovnanian, is headquartered in Red Bank, New

Jersey. The Company is one of the nation’s largest homebuilders with operations in Arizona, California, Delaware, Florida, Georgia, Illinois, Maryland, Minnesota, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Texas, Virginia, Washington, D.C. and West Virginia. The Company’s homes are marketed and sold under the trade names K. Hovnanian® Homes®, Matzel & Mumford, Brighton Homes, Parkwood Builders, Town & Country Homes and Oster Homes. As the developer of K. Hovnanian’s® Four Seasons communities, the Company is also one of the nation’s largest builders of active adult homes.
Forward-Looking Statements
     All statements in this press release that are not historical facts should be considered as “forward-looking statements”. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Although we believe that the Company’s plans, intentions and expectations reflected in, or suggested by such forward-looking statements are reasonable, neither we nor the Company can provide assurance that such plans, intentions or expectations will be achieved. Such risks, uncertainties and other factors include, but are not limited to, (1) changes in general and local economic and industry and business conditions and impacts of the sustained homebuilding downturn, (2) adverse weather, natural disasters and environmental conditions, (3) changes in market conditions and seasonality of the Company’s business, (4) changes in home prices and sales activity in the markets where the Company builds homes, (5) government laws and regulations, including, among others, those concerning development of land, the home building, sales and customer financing processes, tax laws, and the protection of the environment, (6) fluctuations in interest rates and the availability of mortgage financing, (7) shortages in, and price fluctuations of, raw materials and labor, (8) the availability and cost of suitable land and improved lots, (9) levels of competition, (10) availability of financing to the Company, (11) utility shortages and outages or rate fluctuations, (12) levels of indebtedness and restrictions on the Company’s operations and activities imposed by the agreements governing the Company’s outstanding indebtedness, (13) the Company’s sources of liquidity, (14) changes in the Company’s credit ratings, (15) availability of net operating loss carryforwards, (16) operations through joint ventures with third parties, (17) product liability litigation and warranty claims, (18) successful identification and integration of acquisitions, (19) significant influence of the Company’s controlling stockholders, (20) geopolitical risks, terrorist acts and other acts of war, and (21) other factors described in detail in the Company’s Annual Report on Form 10-K/A for the year ended October 31, 2010 and the Company’s quarterly reports on Form 10-Q or 10-Q/A for the quarters ended January 31, 2011, April 30, 2011 and July 31, 2011, respectively and in the Offering Memorandum under “Risk Factors.” All forward-looking statements attributable to the Company, us or persons acting on the Company’s or our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained throughout the Offering Memorandum. Except as otherwise required by applicable securities laws, neither we nor the Company undertakes any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.